                                                             Exhibit 99.1




Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com



For Immediate Release


                OHIO CASUALTY CORPORATION REPORTS CONTINUED
                STRONG FINANCIAL RESULTS FOR FIRST QUARTER
                -------------------------------------------


FAIRFIELD, OHIO, April 26, 2006  --- Ohio Casualty Corporation
(NASDAQ:OCAS) today announced the following results for its first quarter ended March 31, 2006, compared with the same period of the prior year:

   - Net income of $51.9 million, or $0.80 per diluted share, versus $37.7 million, or $0.55 per diluted share;
   - All Lines combined ratio (GAAP) of 94.9%, a 0.7 point improvement; and
   - Operating income (A) of $42.7 million versus $37.7 million, a $5.0 million or 13.3% increase.

President and Chief Executive Officer Dan Carmichael commented, "We are pleased that our first quarter operating results continue to reflect strong underwriting profitability. The numbers demonstrate that our underwriting discipline continues to be an effective tool for producing steady earnings growth, even in a competitive market environment. First quarter results also benefited from favorable loss frequency trends and positive reserve development. While we still face challenges in growing our top line, our independent agents continue to reward us with higher renewal retention and are being very responsive to our premium growth initiatives while maintaining underwriting profitability."

Strong competition contributed to an overall decline in premiums for the quarter. However, net premiums written for the Commercial Lines segment experienced modest growth in the quarter due in part to a double-digit increase in new business.

The major components of net income are summarized in the table below:

                                                   Three Months
Summary Income Statement                          Ended March 31,
($ in millions, except share data)              2006          2005
----------------------------------              ----          ----
Premiums and finance charges earned           $357.7        $362.3
Investment income less expenses                 50.9          48.4
Investment gains realized, net                  14.2           -
                                              ------        ------
  Total revenues                               422.8         410.7

Losses and benefits for policyholders          189.0         191.1
Loss adjustment expenses                        36.7          42.9
Underwriting expenses                          113.8         112.2
Corporate and other expenses                    10.1          14.8
                                              ------        ------
  Total expenses                               349.6         361.0

Income before income taxes                      73.2          49.7

Income tax expense:
 On investment gains realized                    5.0           -
 On all other income                            16.3          12.0
                                              ------        ------
  Total income tax expense                      21.3          12.0

Net income                                    $ 51.9        $ 37.7
                                              ======        ======

Average shares outstanding - diluted      64,836,502    71,675,055
Net income, per share - diluted                $0.80         $0.55

Results for the first quarter included $12.9 million of favorable development in loss and loss adjustment expense reserves for prior accident years, compared with favorable development of $3.8 million in the first quarter of 2005. Reserve development was favorable for most product lines during the first quarter 2006 with the exception of workers' compensation and general liability which had adverse development.

Consolidated pre-tax net investment income increased $2.5 million in the quarter as a result of the impact of continued growth in our investment portfolio resulting from positive operating cash flows and a modest improvement in reinvestment yields resulting from the recent upward movement in interest rates.

Book value per share increased $0.17, or 0.8% to $22.71 at March
31, 2006, compared to $22.54 at December 31, 2005.

In addition, A.M. Best Company announced that it has affirmed the financial strength rating of A- (Excellent) and has revised the rating outlook to "positive" from stable for Ohio Casualty Group and its members. At the same time, A.M. Best affirmed issuer credit rating and senior debt ratings from Ohio Casualty Corporation and revised the rating outlook to positive from stable on these ratings, also.

For a more detailed discussion of the financial condition and the results of operations at March 31, 2006, please see the Quarterly
Report on Form 10-Q for this period, filed with the Securities and Exchange Commission (SEC).

Supplemental financial information for the first quarter ended March 31, 2006, including certain financial measures, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the SEC. A discussion of the differences between statutory accounting principles and accounting principles generally accepted in the United States is included in Item 15 of the Ohio Casualty Corporation's Annual Report on Form 10-K for the year ended December 31, 2005.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
Ohio Casualty Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 10:00 a.m. EDT on Thursday, April 27, 2006. The call is being webcast by Vcall and can be accessed directly through Ohio Casualty Corporation's website www.ocas.com and Vcall's Investor Calendar website www.investorcalendar.com. The webcast will be available for replay through July 27, 2006. To listen to call playback by telephone, dial 1-800-642-1687, then enter ID code 7004646. Call playback begins at 1 p.m. EDT on April 27, 2006 and extends through 11:59 p.m. on April 29, 2006.

Quiet Period
Ohio Casualty Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the second quarter will start July 1, 2006 extending through the time of the earnings conference call, tentatively scheduled for July 27, 2006.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 47th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2005). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.8 billion as of March 31, 2006.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Consolidated Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Consolidated Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in Ohio Casualty Corporation's reports filed with the Securities and Exchange Commission or in subsequent press releases.

(A) Reconciliation of Non-GAAP Financial Measures to GAAP Financial
Measures

Reconciliation of Net Income to Operating Income
Management of the Consolidated Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amounts and per share amounts, are reconciled to net income and net income per share in the table below:

                                                   Three Months
                                                  Ended March 31
($ in millions, except per share data)          2006          2005
--------------------------------------          ----          ----
Operating income                               $42.7         $37.7
After-tax net realized gains                     9.2           -
                                               -----         -----
Net income                                     $51.9         $37.7
                                               =====         =====

Operating income
   per share - diluted                         $0.66         $0.55
After-tax net realized gains
   per share- diluted                           0.14           -
                                               -----         -----
Net income per share - diluted                 $0.80         $0.55
                                               =====         =====

Reconciliation of Net Income Return on Equity to Operating Income Return on
Equity
Operating income return on equity is a ratio management calculates using non-GAAP financial measures. It is calculated by dividing the annualized consolidated operating income (see calculation below) for the most recent quarter by the adjusted average shareholders' equity for the quarter using a simple average of beginning and ending balances for the quarter, excluding from equity after-tax unrealized investment gains and losses. This ratio provides management with an additional measure to evaluate the results excluding the unrealized changes in the valuation of the investment portfolio that can fluctuate between periods. The following table reconciles operating income return on equity to net income return on equity, the most directly comparable GAAP measure:

                                                   Three Months
                                                  Ended March 31
($ in millions)                                 2006          2005
---------------                                 ----          ----
Net income                                  $   51.9      $   37.7
Average shareholders' equity                 1,434.1       1,293.3
Return on equity based on
 annualized net income                          14.5%         11.7%
                                                =====         =====

Operating income                            $   42.7      $   37.7
Adjusted average shareholders' equity        1,246.7       1,030.0
Return on equity based on
 annualized operating income                    13.7%         14.6%
                                                =====         =====

Average shareholders' equity                $1,434.1      $1,293.3
Average unrealized gains                       187.4         263.3
                                            --------      --------
Adjusted average shareholders'
 equity                                     $1,246.7      $1,030.0
                                            ========      ========